Exhibit 99.1

NYSE AMERICAN HAS COMMENCED DELISTING PROCEEDINGS IN THE MIMO WS WARRANTS OF AIRSPAN NETWORKS HOLDINGS INC.

MAY 12, 2023 08:01AM

BOCA RATON, Fla.--(BUSINESS WIRE)-- On May 11, 2023 NYSE American LLC (the “NYSE American”) provided written notice to Airspan Networks Holdings Inc. (the “Company” or “Airspan”) and publicly announced that NYSE Regulation has suspended trading in the Company’s warrants, each exercisable for one share of the Company’s common stock, ticker symbol MIMO WS (the “Warrants”) and determined to commence proceedings to delist the Warrants.

NYSE Regulation has determined that the Company’s warrants are no longer suitable for listing pursuant to Section 1001 of the NYSE American Company Guide due to the low trading price of the Warrants. Trading in the Company’s common stock — ticker symbol MIMO — and two other series of listed warrants — ticker symbols MIMO WSA and MIMO WSB — will continue on the NYSE American.

As of May 12, 2023, the Warrants that previously traded on the NYSE American under the symbol MIMO WSC may be quoted and traded in the over-the-counter market under the new ticker symbol MIMWW.

About Airspan

Airspan Networks Holdings Inc. (NYSE American: MIMO) is a U.S.-based provider of groundbreaking, disruptive software and hardware for 5G networks, and a pioneer in end-to-end Open RAN solutions that provide interoperability with other vendors. As a result of innovative technology and significant R&D investments to build and expand 5G solutions, Airspan believes it is well-positioned with 5G indoor and outdoor, Open RAN, private networks for enterprise customers and industrial use applications, fixed wireless access (FWA), and CBRS solutions to help mobile network operators of all sizes deploy their networks of the future, today. With over one million cells shipped to 1,000 customers in more than 100 countries, Airspan has global scale. For more information, visit www.airspan.com.

View source version on businesswire.com: https://www.businesswire.com/news/home/20230512005182/en/

Investor Relations Contact:
Brett Scheiner
561-893-8660
IR@airspan.com

Media Contact:
mediarelations@airspan.com

Source: Airspan Networks Holdings Inc.

Released May 12, 2023